October 6, 1999


Paul R. Anderson
1135 Hidden Oaks Drive
Menlo Park, CA  94025

Dear Paul:

This letter agreement supercedes and replaces the offer letter to you dated October 5, 1998 and (1) confirms your basic compensation package associated with your employment as President of Inso's PDM Division; and (2) describes certain additional considerations related to Inso's planned disposition of the PDM Division.

1.	Basic Compensation Package

To confirm, your current total, targeted, annualized compensation is equivalent to $294,000. This is comprised of a base salary of $196,000 and a bonus of up to 50% of base salary, subject to the terms of the Fiscal 2000 Executive Incentive Plan, a copy of which was previously provided to you and which is incorporated by reference into this letter agreement.

2.	Additional Considerations

In addition to your basic compensation package, as a result of Inso's decision to divest the PDM division, preferably by fiscal year end 1/31/00, Inso is providing you with certain security and incentive arrangements, which are described in greater detail on Attachment A to this letter agreement (collectively, the "Transaction Compensation"). The Transaction Compensation is being offered to focus and reward your efforts relative to the ongoing management of the PDM Division and its ultimate disposition.

Paul, as indicated in Attachment A, the amount and nature of the Transaction Compensation is variable, and is a function of the timing of the disposition of the PDM Division. Also, your entitlement to the Transaction Compensation assumes that you are employed with Inso at the time of disposition of the PDM Division, and that you use best efforts to assist with the successful disposition of the PDM Division (including during any reasonable transition period) while at the same time performing your usual duties as President of the PDM Division. Finally, your entitlement to receive base salary continuation as described in Attachment A applies so long as you do not (i) own, operate, or be employed by any business or other entity in the product data management space; or (ii) solicit, seek to employ, employ, retain, or seek to retain the services of any person who is at that an employee of Inso.

This Agreement is intended to be the entire agreement between you and Inso with respect to its subject matter, and supercedes and replaces any prior discussions, memos and e-mails that may have been exchanged on these subjects; provided that your Nondisclosure Agreement, dated October 9,1998, shall remain in effect. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to conflict of laws principles, and shall be deemed to be performed in Massachusetts. This Agreement may not be altered, modified or amended except by a written instrument signed by you and an authorized representative of Inso.

Finally, this Agreement does not give you the right to be retained in the employment of Inso. This Agreement does not, and shall not be construed to, create a contract of employment between you and Inso, and Inso's relationship with you shall remain terminable at will.

I hope that this letter agreement answers any questions you have regarding your personal situation relative to the disposition of the PDM business. As you know, we are pleased to have your valuable skill dedicated to this activity. Please countersign both copies of this letter agreement where indicated below, and return one fully executed copy to me.

Sincerely,

Inso Corporation


/s/ Kirby A. Mansfield
Kirby A. Mansfield
President


Accepted and Agreed:

/s/ Paul R. Anderson
___________________
Paul R. Anderson

Dated: 10/8/99





ATTACHMENT A

Compensation             Disposition On or
Component                Prior to 1/31/00        Disposition After 1/31/00
Base Salary              As described in letter  Eligible for executive
                         agreement               pay review in Spring '00
                                                 for 4/1/00 adjustment


Bonus under             	Payment after end of    As per Fiscal 2000 Executive
Fiscal 2000              FY '00                  Incentive Plan
Executive Incentive      Payment of 100% of
Plan                     target annual bonus
                         ($98K) if PDM
                         division performance
                         is at least 85% of
                         annual plan at time
                         of closing, as
                         reasonably determined
                         by Inso's President
                         Any payment for over-
                         plan component as per
                         Fiscal 2000 Executive
                         Incentive Plan, as
                         reasonably determined
                         by Inso's President



Severance                18 months base salary     18 months base salary
(payable only            continuation at then-     continutation at then-
if, upon                 current rate              current rate
closing,  Buyer          Transaction Bonus of      Transaction Bonus of
does not retain          $98,000, payable within   $49,000, payable within
Anderson in same         30 days of closing2       30 days of closing
or substantially         18 months employee        18 months employee benefit
equivalent               benefit continuation as   continuation as per Inso
position1)               per Inso policy and       policy and applicable law
                         applicable law
                         Reasonable Executive      Reasonable Executive
                         outplacement services     outplacement services
                         as per Inso policy        as per Inso policy

Transaction              Transaction Bonus of      Transaction Bonus of
Incentive                $200,000, payable         $100,000, payable
(payable only            within 30 days of         within 30 days of
if, upon                 closing                   closing
closing, Buyer
retains Anderson
in same or
substantially
equivalent
position3)

Employment               Employment with Inso     Employment with Inso
Status;                  will terminate on        will terminate on closing;
Management               closing; Management      Management Retention
Retention                Retention Agreement      Agreement dated December
Agreement                dated December 13,       13, 1998 will terminate
                         1998 will terminate      immediately prior to
                         immediately prior to     closing
                         closing

Stock Options            Any Inso stock           Fifty percent (50%) of any
                         options which remain     Inso stock options which
                         unvested as of the       remain unvested as of the
                         closing which would      closings which would have
                         have vested within       vested within one year of
                         one year of the          closing will vest on the
                         closing will vest on     closing unless, at the
                         the closing unless,      time of closing, the
                         at the time of           Buyer offers you (in Inso's
                         closing, the Buyer       reasonable opinion) more
                         offers you (in Inso's    favorable treatment of your
                         reasonable opinion)      unvested Inso stock options,
                         more favorable           in which case no
                         treatment of your        acceleration of vesting will
                         unvested Inso stock      be provided by Inso
                         options, in which        hereunder.  You will have 90
                         case no acceleration     days from the date of
                         of vesting will be       closing to exercise any
                         provided by Inso         vesting Inso stock options.
                         hereunder.  You will
                         have 90 days from the
                         date of closing to
                         exercise any vested
                         Inso stock options.

1 A "substantially equivalent position," as reasonably determined by Inso's President, shall be any position other than: (a) a demotion from the position held by you at the time of the execution of the Agreement;
or (b) a position which involves a material change in your reporting structure, geographic work location, compensation or benefits, or duties and responsibilities.

2 All monetary amounts referenced in this letter shall be reduced by applicable legally-required and volunatarily authorized deductions such as taxes.

3 See above regarding defination of a "substantially equivalent position."

